INVENTORY PURCHASE AGREEMENT

THIS INVENTORY PURCHASE AGREEMENT is made and entered into as of the 21st day of September 2019 (this “Agreement”) by and among Sylios Corp, a Florida Corporation (“Buyer”) and Wanshan Engineering Services, LLC, a Wyoming limited liability company (“Seller” and together with the Buyer, the “Parties”).

RECITALS

A. Seller currently owns certain inventory at its warehouse located at 150 S. Pine Island Rd., Suite 300, Plantation, FL 33324, which inventory is set forth in detail on Schedule A to this Agreement (collectively the “Inventory”).

B. Seller desires to sell the Inventory to the Buyer, and Buyer desires to purchase the Inventory from Seller pursuant to the terms and conditions of this Agreement.

AGREEMENT

In consideration of the foregoing and the mutual covenants contained in this Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

Section 1. Sale and Purchase of Inventory.

1.1 Sale of Inventory. On the terms and subject to the conditions set forth in this Agreement, at the Closing (as defined below), Seller will sell, convey, transfer and assign to Buyer, and Buyer will purchase and accept from Seller, all right, title and interest in and to all of the Inventory set forth on Exhibit A (collectively, the “Purchased Inventory”), free and clear of any and all liens, encumbrances, claims, charges, security interests, rights of Seller and/or any third party, rights of redemption, equities, and any other restrictions or limitations of any kind or nature whatsoever (collectively, “Liens”).

1.2 Purchase Price and Payment. As consideration for the acquisition and purchase of the Purchased Inventory, within 30 days of Closing or upon receipt of proper title of the to be issued stock certificate, Buyer shall pay to Seller, Six Million (6,000,000) shares of restricted common stock. In the event Buyer files a Registration Statement (the “Statement”) with the Securities and Exchange Commission prior to the one-year anniversary of the execution of this Agreement, Buyer agrees to include Seller’s shares within the Statement for resale.

1.3 Closing Date. Subject to Section 4, the closing of the transaction contemplated by this Agreement (the “Closing”) shall take place at such date, time and place as may be agreed upon by the Parties (the “Closing Date”) but in any event, no later than two (2) business days following the satisfaction of the condition set forth in Section 4.1 below.

1.4 Method of Conveyance, Transfer, and Assumption. Upon payment of the Purchase Price, the sale, transfer, conveyance, and assignment by Seller of the Purchased Inventory to Buyer in accordance with Section 1.1 shall be effected at the Closing by Seller’s execution and delivery of a Bill of Sale in the form attached hereto as Exhibit B and delivery of the Purchased Inventory to the Buyer. In the event Buyer elects not to take immediate physical delivery of the Purchased Inventory, the Seller shall grant the Buyer the right to warehouse the Purchased Inventory in its current location for a term of six (6) months rent free. If Buyer so elects, the Closing shall still be deemed as of the date of the Bill of Sale.

1.5 Taxes. All transfer, sales, use and other taxes or similar charges related to the sale of the Purchased Inventory to Buyer shall be paid by Seller.

Section 2. Liabilities. Buyer is not assuming any debts, obligations or liabilities of Seller whatsoever, whether known or unknown, actual or contingent, matured or unmatured, presently existing or arising in the future, which shall remain the responsibility of Seller.

Section 3. Representations and Warranties of Seller. Seller hereby represents and warrants to Buyer:

3.1 Organization and Qualification. Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation.

3.2 Authorization. Seller has all requisite power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution and delivery by Seller of this Agreement and the consummation by Seller of the transaction contemplated hereby have been duly and validly authorized by all necessary action on the part of Seller. This Agreement has been duly and validly executed and delivered by Seller and constitutes a valid and binding obligation of Seller, enforceable against it in accordance with its terms.

3.3 Right to Purchased Inventory. Seller has good and marketable rights to all of the Purchased Inventory. Upon consummation of the transaction contemplated hereby, Buyer will acquire good and marketable rights to all of the Purchased Inventory.

3.4 Purchased Inventory. The pricing of the Purchase Inventory on Schedule A reflects the actual cost of and price paid for such Purchased Inventory

Section 4. Conditions to Closing.

4.1 Conditions to Obligations of Buyer.

(a) The representations and warranties of Seller contained in this Agreement shall be true in all material respects on the date hereof and on the Closing Date as though such representations and warranties were made on and as of the Closing Date.

(b) No suit, action or other proceeding shall be pending before any court or governmental agency to restrain or prohibit the consummation of the transaction provided for herein or to obtain damages or other relief in connection with this Agreement or the consummation of such transactions.

(c) Buyer shall have received such other certificates and instruments from Seller as it shall reasonably request in connection with the Closing.

Section 5. Termination.

5.1 Termination of the Agreement. Buyer may terminate this Agreement prior to Closing by giving written notice to Seller in the event that Seller is in breach of any representation, warranty or covenant contained in this Agreement, and such breach, individually or in combination with any other such breach, is not cured within five (5) days following delivery by Buyer to Seller of written notice of such breach.

5.2 Effect of Termination. If this Agreement is terminated pursuant to Section 5.1, all obligations of each Party hereunder shall terminate without any liability of any Party to any other Party.

Section 6. General Provisions.

6.1 Further Assurances. From time to time after the date hereof, Seller shall execute and deliver to Buyer such instruments of sale, transfer, conveyance, assignment, consent, assurance, power of attorney, and other such instruments as may be reasonably requested by Buyer in order to vest in Buyer all right, title, and interest in and to the Purchased Inventory. The Parties shall each provide the other with such assistance as may be reasonably requested by the other in connection with this transaction.

6.2 Expenses. Except as otherwise provided herein, each Party shall bear its own costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby.

6.3 Governing Law and Venue. This Agreement shall be construed and enforced in accordance with and governed by the internal laws of the State of Florida without giving effect to the conflict of laws rules thereof. The Parties agree that the state courts in Hillsborough County, Florida or the federal courts in the Middle District of Florida, Tampa Division, will be the venue for any litigation brought by either of the Parties to resolve any and all disputes arising under this Agreement, and the Parties further agree that said courts will have personal jurisdiction over the Parties for any such litigation.

6.4 Entire Agreement; Amendment and Waiver. This Agreement and all exhibits hereto set forth the entire understanding of the Parties with respect to the subject matter hereof and may be modified only by a written instrument duly executed by each Party. Except as herein expressly provided to the contrary, no breach of any covenant, agreement, warranty or representation shall be deemed waived unless expressly waived in writing by the Party who might assert such breach.

6.5 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

6.6 Headings. Headings in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

6.7 Notices. All notices, requests, demands and other communications called for or contemplated hereunder shall be in writing and shall be deemed to have been duly given when delivered to the Party to whom addressed or when sent by facsimile (if promptly confirmed by registered or certified mail, return receipt requested, prepaid and addressed) to the Parties, their successors in interest, or their assignees at such addresses as the Parties may designate by written notice.

6.8 Assignment; Binding Effect. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof nor any of the documents executed in connection herewith may be assigned by any Party without the prior written consent of the other Parties. Except as provided in the previous sentence, this Agreement and all of the rights and obligations hereunder shall inure to the benefit of and be binding upon the Parties hereto and their respective successors and assigns. Any attempted assignment in violation of this Agreement shall be null and void.

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the date first above written.

BUYER:

SYLIOS CORP

By:	/s/ Jimmy Wayne Anderson
Name:	Jimmy Wayne Anderson
Title:	President

SELLER:

WANSHAN ENGINEERING SERVICES, LLC

By:	/s/ Brent Tantillo
Name:	Brent Tantillo
Title:	Managing Member

Exhibit A

Purchased Inventory

1,000 Ampt by Zeus Wireless Bluetooth 4.1 Stereo Earbuds with Charger

Description:

●	SMART MULTIPOINT CONNECTIVITY: Pair the AMPT stereo Bluetooth earphones with each other for a stereo experience. In single earbud mode, each wireless headset can connect with two Bluetooth source devices like your iPhone or Android phone, iPad, tablet, or laptop simultaneously. If you are streaming music from your iPad, and receive an incoming call on your iPhone, the wireless earphones will recognize this and allow you to take the call seamlessly without the hassle of repairing.
●	TRULY WIRELESS STEREO PAIRING VIA BLUETOOTH 4.1: Pairing 2 cordless earbuds wirelessly like Apple AirPods, making it the smallest stereo Bluetooth headset on the market. Bluetooth 4.1 with advanced audio decode technology enables wireless connections to your smartphones and other Bluetooth devices and gives these ultra-small stereo wireless headphones unparalleled sound quality. This package includes TWO (2) AMPT wireless earbuds to operate in the stereo Bluetooth headphones mode.
●	ACTIVATE SIRI, VOICE COMMANDS, AND UNPARALLELED SOUND QUALITY: Siri is just a touch away via the main button on either of the cordless earbuds. You never have to take your smartphone out of your pocket, giving you a genuine hands-free, wireless stereo experience. Voice prompts for calls, pairing and caller ID are transmitted directly to the wireless headset. Noise reduction and echo cancellation technology filters ambient noise and enables clearer sound during calls and when listening to music.
●	LONG BATTERY LIFE WITH DUAL-FUNCTION PORTABLE CHARGER: With the portable charging system, your AMPT Bluetooth earbuds will never run out of battery. The dual-function portable charger allows you to charge both wireless earbuds on-the-go. The enhanced battery in the wireless headphones allows up to 3 hours for music and calls on a single charge.
●	COMFORTABLE, NON-INVASIVE, AND DESIGNED FOR SPORT Compatible with iPhone 7/7 Plus/6s/6s Plus/6/6 Plus/SE/5s/5/4s/iPod/iPad/iPad Mini/iPad Pro/Macbook/Macbook Air/Macbook Pro/iMac/Mac Pro/Mac Mini/Samsung Galaxy S6/S5/S4/S6 Edge/Edge+/7/6/5/4/3/Edge/Android/Windows/tablets/laptops/computers.

Exhibit B

BILL OF SALE

This BILL OF SALE (“Bill of Sale”) is dated as of September 25, 2019 from Wanshan Engineering Services LLC (“Seller”) to Sylios Corp (“Buyer”)(collectively the “Parties”).

RECITALS

A. Seller and Buyer are parties to an Inventory Purchase Agreement, dated as of September 21, 2019 (the “Purchase Agreement”).

B. Pursuant to the Purchase Agreement, Buyer is purchasing from Seller the Purchased Inventory referred to in Section 1.1 of the Purchase Agreement.

C. Seller has agreed, pursuant to Section 1.4 of the Purchase Agreement, to execute and deliver this Bill of Sale to Buyer for the purpose of transferring to and vesting in Buyer title to the Purchased Inventory, which Seller is selling to Buyer pursuant to the Purchase Agreement.

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged:

1. Seller does hereby sell, transfer, assign and vest in Buyer, its successors and assigns forever, all of its right, title and interest in and to the Purchased Inventory referred to in Section 1.1 and set forth on Schedule A of the Purchase Agreement.

2. Seller hereby appoints Buyer, its successors and assigns, as Seller’s true and lawful representative, with full power of substitution, in Seller’s name and stead, on behalf and for the benefit of Buyer, its successors and assigns, to demand and receive any and all of the Purchased Inventory and to give receipts and releases for and in respect of the Purchased Inventory, or any part thereof, and from time to time to institute and prosecute in Seller’s name, at the sole expense and for the benefit of Buyer, its successors and assigns, any and all proceedings at law, in equity or otherwise, which Buyer, its successors and assigns, may reasonably deem necessary for the collection or reduction to possession of any of the Purchased Inventory.

3. This Bill of Sale shall be binding on and inure to the benefit of and be enforceable by the Parties hereto and their respective successors and assigns. Nothing in this Bill of Sale shall be deemed to create or imply any right or benefit in any person other than Buyer or Seller, or their respective successors and assigns.

4. This Bill of Sale is subject to the terms and conditions of the Purchase Agreement and shall be governed and enforced in accordance with the laws of the State of Florida without giving effect to the conflict of law rules thereof. The Parties agree that the state courts in Hillsborough County, Florida or the federal courts in the Middle District of Florida, Tampa Division, will be the venue for any litigation brought by either of the Parties to resolve any and all disputes arising under this Agreement, and the Parties further agree that said courts will have personal jurisdiction over the Parties for any such litigation.

5. Nothing in this Bill of Sale shall alter any liability or obligation of Seller arising under the Purchase Agreement, which shall govern the representations, warranties and obligations of the Parties with respect to the Purchased Inventory. The representations and warranties set forth in the Purchase Agreement shall survive the execution of this Bill of Sale.

6. This Bill of Sale may be executed by facsimile signature and a facsimile signature shall constitute an original signature for all purposes.

IN WITNESS WHEREOF, this Bill of Sale has been executed under seal as of the day and year first written above.

Wanshan engineering services lLC

By:	/s/ Brent Tantillo
Name:	Brent Tantillo
Title:	Managing Member